Pricing Supplement No. 1           Filing under Rule 424(b)(3) with respect to
Dated July 15, 1999                       Registration Statement No. 333-76741
CUSIP 37033LFJ0

(To Prospectus dated May 14,1999 and
Prospectus Supplement dated May 18, 1999)


                                  $782,000,000

                               GENERAL MILLS, INC.

                           MEDIUM-TERM NOTES, SERIES F


                      Principal amount:    $49,000,000
         Interest Rate (if fixed rate):    3 month LIBOR minus 12 basis
                                           points, reset and paid quarterly on
                                           an actual/360 day basis
                       Stated Maturity:    July 17, 2000
                    Specified Currency:    U.S. Dollars
     Applicable Exchange Rate (if any):    N/A
       Issue price (as a percentage of
                     principal amount):    100%
        Selling Agent's Commission (%):    0.0%
                           Agent's Fee:    $0
           Purchasing Agent's discount
                     or commission (%):    N/A
           Net proceeds to the Company:    $49,000,000
 Settlement date (original issue date):    July 15, 1999
 Redemption Commencement Date (if any):    N/A
            Redemption prices (if any):    N/A
                      Additional Items:    N/A

     "N/A" as used herein means "Not Applicable." "A/S" as used herein means "as stated in the Prospectus Supplement referred to above."

     If such Notes are denominated in other than U.S. Dollars, the applicable Foreign Currency Supplement is attached hereto.

     As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $49,000,000.


                              MORGAN STANLEY & CO.

                             ----------------------

                                 NORTH CAROLINA
                                 --------------
     The Commissioner of Insurance of the State of North Carolina has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus.

                             ----------------------

     This Note is rated "A2" by Moody's Investors Services, Inc. and "A+" by Standard and Poor's Corporation. Investors should note that a security rating is not a recommendation to buy, sell or hold securities, that it is subject to revision or withdrawal at any time by the assigning rating agency, and that each rating should be evaluated independently of any other rating.